February 10, 1997




Mr. Alan Hare
President
Northwest Technical Industries, Inc.
547 Diamond Point Road
Sequim, WA 98382

     Re:  Proposed Purchase of Assets of Northwest Technical Industries

Dear Alan:

     The purpose of this letter is to outline the manner in which Pacific Aerospace & Electronics, Inc., a Washington corporation ("PA&E"), through a wholly owned subsidiary to be formed ("Buyer"), proposes to acquire substantially all of the assets of Northwest Technical Industries, Inc., a Washington corporation (the "Company").

     The parties recognize that the transaction will require further documentation and approvals, including the preparation and approval of a formal agreement setting forth the terms and conditions of the proposed purchase (the "Purchase Agreement"). Nevertheless, the parties execute this letter to evidence their intention to proceed in mutual good faith to negotiate terms of a Purchase Agreement that are consistent with this letter.

     The proposed terms and conditions include, but are not limited to, the following:

1. Purchase of Assets. Buyer would purchase substantially all of the assets of both divisions of the Company, whether real or personal property, and whether tangible or intangible, and would assume certain of the Company's liabilities to be mutually agreed upon by Buyer and the Company. As consideration therefor, Buyer and PA&E would pay to the Company the following:

     (a) Cash. $1 million would be paid in cash or other immediately available funds at the closing of the proposed transaction.

     (b) Stock. 246,154 newly issued unregistered shares of common stock of PA&E (the "Shares"), would be issued to the Company on the closing date.

Mr. Alan Hare
February 10, 1997
Page 2


2.   Access.

     (a) PA&E and Buyer. To permit PA&E and Buyer to conduct their due diligence investigation, as long as this letter remains in effect, the Company will permit PA&E, Buyer and their agents to have reasonable access to the premises in which the Company conducts its business and to all of its books, records, and personnel files and will furnish to PA&E and Buyer such financial data, operating data, and other information as they shall reasonably request.

     (b) The Company. To permit the Company to conduct its due diligence investigation, as long as this letter remains in effect, PA&E will provide the Company and its agents with access to any of its public filings with the Securities & Exchange Commission, will permit the Company and its agents to have reasonable access to the premises in which the Company conducts its business, and will furnish to Seller such financial data, operating data, and other information as Seller shall reasonably request.

     (c) Confidentiality. Buyer, PA&E and the Company agree to retain all information obtained pursuant to this paragraph 2 on a confidential basis and to enter into a separate confidentiality agreement (the "Confidentiality Agreement") with respect to such information. Upon the termination of this letter for any reason, in addition to any other duties contained in the Confidentiality Agreement, each party shall return promptly to the other all printed information received by it in connection with the proposed transaction.

3. Conditions to Closing. The closing of the transaction would be subject to certain conditions, including without limitation the following:

     (a) Definitive Agreement. Buyer, PA&E and the Company must have prepared and executed a definitive Purchase Agreement with terms satisfactory to all parties, containing provisions not inconsistent with the basic understanding set forth in this letter. The Purchase Agreement shall also contain representations, warranties, covenants, conditions, and indemnification provisions customary in transactions of this type, including without limitation provisions as to matters such as financial condition, taxes, title to assets, and absence of material damage, litigation, new obligations, environmental liabilities, or similar matters (except liabilities accepted by Buyer).

     (b) Audit. If PA&E and its independent accountants determine that it is necessary or appropriate, the Company shall have permitted the audit of its financial statements for the most recent three fiscal years, or such shorter period as may be appropriate, by an independent public accounting firm satisfactory to Buyer.

Mr. Alan Hare
February 10, 1997
Page 3


     (c) Corporate Approval. The transaction shall have been approved by the Boards of Directors of Buyer, PA&E and the Company, and by the shareholders of the Company.

     (d) Government Approval. Any required approvals, consents and authorizations of state and federal regulatory authorities shall have been received.

     (e) Consents. Any required consents of third parties shall have been obtained.

     (f) Due Diligence. Buyer and the Company shall have completed their respective due diligence reviews of the assets and business of the other satisfactory to each of them in its sole discretion.

     (g) Environmental Assignment. If it elects to do so, PA&E shall have obtained an environmental assessment of the Company's real property, and the results of the assessment shall be acceptable to PA&E.

4. News Release; Confidentiality. Except as otherwise required by law, neither Buyer, PA&E, nor the Company, nor any person affiliated with any of them, will issue or approve a news release or other announcement concerning the transaction without the prior approval of the other party as to the contents of the announcement and its release. Except as otherwise required by law or as agreed by the parties, the existence and terms of this letter will be confidential.

5. Negotiations with Others. Until such time as a Purchase Agreement has been executed or this letter has been terminated, neither the Company nor any person affiliated with the Company will solicit or entertain any offers for the purchase of the stock or assets of the Company or for a merger or other similar transactions.

6. Conduct of Business; Interim Operations. During the preparation of a Purchase Agreement and through the closing, the Company will conduct its business in a reasonable and prudent manner in accordance with past practices, and will use its best efforts to preserve its existing business and relationships with its employees, customers, suppliers, and others, to preserve and protect its properties, and to conduct its business in compliance with all applicable laws and regulations. The Company will not make any material divestitures of assets, will make no distributions or dividend payments to shareholders, and will not engage in any long-term borrowings.

Mr. Alan Hare
February 10, 1997
Page 4


7.   Related Agreements.

     (a) Employment Agreements; Covenant Not to Compete. Buyer and Alan Hare would enter into an employment agreement at closing, pursuant to which Buyer would employ Mr. Hare on a part-time basis for two years from closing for a salary of $60,000 per year. The employment agreement would also provide that Mr. Hare would receive options to purchase PA&E's common stock as follows:


    No. of Shares
     Subject to                                 Condition for Grant of
       Option            Date of Grant                  Option
    -------------        -------------          ----------------------
        6,250            after 6/1/98           Buyer's sales exceed
                                                $3.5 million for fiscal
                                                year ending 5/31/98.

        6,250            after 6/1/98           Buyer's profit exceed 5%
                                                of sales for fiscal year
                                                ending 5/31/98.

        6,250            after 6/1/99           Buyer's sales exceed
                                                $5 million for fiscal year
                                                ending 5/31/99.

        6,250            after 6/1/99           Buyer's profit exceed 5%
                                                of sales for fiscal year
                                                ending 5/31/99.


Mr. Hare will agree that he will not, directly or indirectly, through a subsidiary or otherwise, compete with Buyer or any of its subsidiaries during the term of the employment agreement or for a period of three years after termination of his employment thereunder. In addition, Buyer may enter into employment agreements with certain key employees of the Company.


     (b) Right of First Refusal. Buyer and the Company would enter into an agreement providing to the Company a right of first refusal to purchase the real property that would be transferred to Buyer in the transaction contemplated in this letter, at any time, within five years after the closing date, that Buyer elects to sell the real property.

Mr. Alan Hare
February 10, 1997
Page 5


8. Closing Date. The closing date under the Purchase Agreement will be on a date to be mutually agreed by Buyer and the Company, upon satisfaction or waiver of each condition to closing set forth in the Purchase Agreement. The parties currently contemplate that the closing date would be on or about April 30, 1997.

9. Brokers' Fees. Neither the Company, PA&E, nor Buyer has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction, except that the Company has agreed to pay a fee to Mr. Ed Worrall, which will be paid by the Company at closing out of the cash portion of the purchase price.

10. Effect of this Letter. This letter sets forth the intent of the parties only, is not binding on the parties, and may not be relied on as the basis for a contract by estoppel or be the basis for a claim based on detrimental reliance or any other theory; provided that paragraphs 4 and 5, the confidentiality and document return provisions of paragraph 2, and this paragraph 10 will be enforceable in accordance with their terms. With the exception of paragraphs 2, 4, 5 and this paragraph 10, the parties understand that no party shall be bound unless and until a Purchase Agreement has been negotiated, executed, and delivered and has been approved by the Boards of Directors of Buyer and the Company and the shareholders of the Company.

11. Termination of Negotiations. This letter may be terminated at any time by either party giving written notice to the other. After notice is given, the parties shall be bound only by paragraphs 4, 5 and 10, and the confidentiality and document return provisions of paragraph 2.

12. Entire Agreement; Expenses. This letter, when executed, supersedes any prior discussions concerning the transactions contemplated herein. The Company, PA&E and Buyer shall each be responsible for payment of their own expenses with respect to the negotiation of this letter, negotiation and execution of the Purchase Agreement, and closing of the transactions contemplated herein.

Mr. Alan Hare
February 10, 1997
Page 6


     If this letter sets forth your intent to proceed in good faith substantially in the manner outlined in this letter, please sign a copy of this letter and return it to PA&E. This letter of intent shall be of no further force and effect if it is not signed and returned to PA&E by the close of business on February 12, 1997.

                                       Very truly yours,

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.



                                       By: DONALD A. WRIGHT
                                           ---------------------------------
                                           Donald A. Wright, President



Accepted and agreed to:

Date: ____________________, 1997


NORTHWEST TECHNICAL INDUSTRIES, INC.


By: ALAN HARE
    --------------------------------
    Alan Hare, President